Exhibit 99.1

Company/Media Contact:
Leslie Wojcik
SEI
+1 610-676-4191
lwojcik@seic.com
Pages:        2

FOR IMMEDIATE RELEASE

SEI Positions Organization for Accelerated Growth

Company’s Unified Processing and Technology Business to Support Markets’ Convergence

OAKS, Pa., Nov. 14, 2018 - SEI (NASDAQ:SEIC) today announced changes to its executive leadership to better align the company’s organizational structure to its long-term business and growth strategies. The company consolidated leadership of its Private Banking and Investment Manager Services segments under Steve Meyer, Executive Vice President at SEI. The company will not change any of its segment reporting in connection with the organizational and leadership changes, and the consolidated areas will maintain their market orientation.

This change enables increased alignment of SEI’s platforms and solutions in wealth processing and investment administration, as well as accelerates growth through broader market distribution of the company’s tightly-integrated services and solutions.

“Our long-term strategy is built on growing in our existing markets, expanding our offerings in those markets, and extending ourselves into new adjacent markets. Guiding us for the last half-century, sustainable growth has been a key driver of our success, and this change in organizational structure and leadership will help us achieve those objectives in our processing and technology business,” said Alfred P. West, Jr., SEI CEO and Chairman. “SEI has a unique ecosystem to power global wealth management. As our markets converge, we continue to identify opportunities to innovate, and scale and streamline our technology. We are excited about our future and confident that aligning our organization and leadership team to this strategy will serve our clients, shareholders and employees well.”

About SEI
Now in its 50th year of business, SEI (NASDAQ:SEIC) is a leading global provider of investment processing, investment management, and investment operations solutions that help corporations, financial institutions, financial advisors, and ultra-high-net-worth families create and manage wealth. As of Sept. 30, 2018, through its subsidiaries and partnerships in which the company has a significant interest, SEI manages, advises or administers $920 billion in hedge, private equity, mutual fund and pooled or separately managed assets, including $339 billion in assets under management and $576 billion in client assets under administration. For more information, visit seic.com.

Exhibit 99.1

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the rules and regulations of the Securities and Exchange Commission. Our forward-looking statements include discussions about future operations, strategies and opportunities for growth. You should not place undue reliance on our forward-looking statements as they are based on the current beliefs and expectations of our management and subject to significant risks and uncertainties many of which are beyond our control or are subject to change. Although we believe the assumptions upon which we base our forward-looking statements are reasonable, they could be inaccurate. Some of the risks and important factors that could cause actual results to differ from those described in our forward-looking statements can be found in the “Risk Factors” section of our Annual Report on Form 10 -K for the year ended December 31, 2017, filed with the Securities and Exchange Commission and available on our website at https://www.seic.com/investor-relations and on the Securities and Exchange Commission’s website (www.sec.gov). We do not undertake to update the forward-looking statements to reflect the impact of circumstances or events that may arise after the date of the forward-looking statements. There may be additional risks that we do not presently know or that we currently believe are immaterial which could also cause actual results to differ from those contained in our forward-looking statements.

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